Atkore Inc. Announces Intention To Offer Senior Notes

HARVEY, Ill.--(BUSINESS WIRE)--Atkore Inc. (the “Company”) (NYSE: ATKR) today announced that it intends, subject to market and other customary conditions, to offer (the “Offering”) $400 million in aggregate principal amount of Senior Notes due 2031 (the “Notes”).
The Company intends to use the net proceeds of the Offering to repay a portion of the amounts outstanding under its term loan facility (including accrued and unpaid interest with respect to such amounts).

The Notes will be offered in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes or any other securities, nor shall there be any sales of Notes or other securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com

Investor Contact:
John Deitzer
Vice President - Treasury & Investor Relations
708-225-2124
JDeitzer@atkore.com